BlackRock New Jersey Investment Quality Municipal Trust

FILE #811-07670

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
7/13/2007	Puerto Rico Sales Tax Financing Corp.	2,667,603,528	100,000

Goldman, Sachs & Co., Lehman Brothers A.G. Edwards & Sons, Inc.,Banc of America Securities LLC, BBVAPR MSD, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., First Albany Capital Inc., J.P. Morgan Securities, Inc., Loop Capital Markets, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated., Oriental Financial Services, Popular Securities, Inc., RBC Capital Markets, Samuel A. Ramirez & Co., Inc., Santander Securities, UBS Securities LLC, Wachovia Bank, National Association

4/23/2008	New jersey Ed Fac- College of New Jersey	287,790,000	300,000	Morgan Stanley & Co. Inc., Merrill Lynch & Co., Inc, Wachovia Bank, National Association, Loop Capital Markets, LLC, RBC Capital Markets, Roosevelt & Cross, Inc.
6/19/2008	PUERTO RICO ELEC PWR AUTH PWR REV	697,345,000	175,000

JPMorgan, Morgan Stanley, Wachovia Capital Markets, LLC, Banc of America Securities LLC, BBVAPR MSD, Goldman, Sachs & Co., Citi, DEPFA First Albany Securities LLC, Eurobank MSD, Lehman Brothers, Loop Capital Markets, Merrill Lynch & Co., Oppenheimer & Co.